THOMAS W. ITIN
                                   "EAU VIVE"
                             4831 OLD ORCHARD TRAIL
                       ORCHARD LAKE, MICHIGAN 48324-3050

July 15, 1998



Mr. Gerard A. Herlihy
Chief Financial Officer
WILLIAMS CONTROLS, INC.
14100 S.W. 72nd Avenue
Portland, OR  97224

Re:  Investment in Ajay Sports, Inc.

Dear Jerry:

Williams Controls, Inc. (the "Company"), and Ajay Sports, Inc. ("Ajay") entered into an agreement dated June 30, 1998 (the "Agreement"), whereby the Company agreed to invest $2,000,000 into Ajay, assume certain debts of Ajay, and convert $5,000,000 of loans and advances to Ajay into Series D Convertible Preferred Stock of Ajay. This agreement was made in consideration of the restructuring of the Company's and Ajay's joint and several credit facilities with Wells Fargo Bank, into separate loan facilities for the Company and Ajay.

I consented to that transaction and this letter shall serve as Amendment No. Two to my guaranty dated October 2, 1995, as amended January 7, 1998 to the Company, and confirms that the Company's loans and investments to Ajay under the Agreement, including the additional $2,000,000 investment and the preferred stock that was received in exchange for loans and advances to Ajay, are Guaranteed Obligations (as defined in Amendment One to Guaranty).

Sincerely,

/s/ Thomas W. Itin
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    Thomas W. Itin

Acknowledged and accepted as of the date first above written.

    WILLIAMS CONTROLS, INC.

By:  /s/ Gerard A. Herlihy
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         Gerard A. Herlihy